Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
MicroFluidic Systems

We have audited the accompanying balance sheets of MicroFluidic Systems (the “Company”), as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform audits of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MicroFluidic Systems as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As described in Notes 1 and 8 to the financial statements, on May 23, 2011, the Company was acquired by PositiveID Corporation and became its wholly-owned subsidiary.

/s/EisnerAmper

New York, New York
August 5, 2011

MICROFLUIDIC SYSTEMS

Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Assets
Current Assets:
Cash	$106	$2	$615
Accounts receivable	—	50	571
Prepaid expenses and other current assets	31	56	34

Total Current Assets	137	108	1,220

Equipment, net	64	77	117
Other assets	26	26	26

Total Assets	$227	$211	$1,363

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$651	$848	$494
Accrued expenses	171	119	320
Advances from related parties	500	120	—

Total Current Liabilities	1,322	1,087	814

Commitments and contingencies (Note 7)

Stockholders’ Equity (Deficit):
Common stock, no par; 10,000,000 shares authorized, 4,482,028 shares issued and outstanding at March 31, 2011 and December 31, 2010 and 4,353,878 shares issued and outstanding at December 31, 2009	854	854	814
Additional paid-in capital	483	475	376
Accumulated deficit	(2,432)	(2,205)	(641)
Total Stockholders’ Equity (Deficit)	(1,095)	(876)	549

Total Liabilities and Stockholders’ Equity (Deficit)	$227	$211	$1,363

See accompanying notes to financial statements.

MICROFLUIDIC SYSTEMS

Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
	(unaudited)

Revenue	$236	$2,069	$5,508	$8,674
Cost of sales	135	1,492	3,712	5,776

Gross profit	101	577	1,796	2,898

Operating expenses:
General and administrative	328	977	3,360	3,510

Total operating expenses	328	977	3,360	3,510

Net loss	$(227)	$(400)	$(1,564)	$(612)

See accompanying notes to financial statements.

MICROFLUIDIC SYSTEMS

Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2010 and 2009

(In thousands)

			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

	Common Stock
	Shares	Amount
Balance January 1, 2009	4,340	$796	$235	$(29)	$1,002
Net loss	—	—	—	(612)	(612)
Stock compensation expense	—	—	141	—	141
Issuance of shares from option exercises	14	18	—	—	18
Balance December 31, 2009	4,354	814	376	(641)	549

Net loss	—	—	—	(1,564)	(1,564)
Stock compensation expense	—	—	99	—	99
Issuance of shares from option exercises	128	40	—	—	40
Balance December 31, 2010	4,482	$854	$475	$(2,205)	$(876)

See accompanying notes to financial statements.

MICROFLUIDIC SYSTEMS

Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
	(unaudited)
Cash flows from operating activities:
Net loss	$(227)	$(400)	$(1,564)	$(612)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	7	25	99	141
Depreciation and amortization	14	15	51	87
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	50	(250)	521	182
Decrease (increase) in prepaid expenses and other current assets	25	(96)	(22)	21
(Decrease) increase in accounts payable	(197)	196	354	(479)
Increase (decrease) in accrued expenses	52	170	(201)	33

Net cash used in operating activities	(276)	(340)	(762)	(627)

Cash flows from investing activities:
Purchase of equipment	—	—	(11)	(13)

Net cash used in investing activities	—	—	(11)	(13)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	—	40	18

Advances from related parties	380	—	120	—

Net cash provided by financing activities	380	—	160	18

Net increase (decrease) in cash	104	(340)	(613)	(622)
Cash, beginning of period	2	615	615	1,237

Cash, end of period	$106	$275	$2	$615

See accompanying notes to financial statements.

MICROFLUIDIC SYSTEMS

Notes to Financial Statements

(Information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited)

1. Business and Basis of Presentation

MicroFluidic Systems, a California corporation (“MFS” or the “Company”), was founded in 2001.  MFS specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security.  MFS has generated revenue in the last 10 years under U.S. government contracts and subcontracts, the majority of which have come from the Department of Homeland Security (“DHS”). MFS has a substantial intellectual property portfolio, with 12 U.S. patents granted, 17 U.S. patents pending, six patent applications in Canada, six patent applications in Europe and four patent applications in Japan.

The accompanying financial statements of the Company as of December 31, 2010 and 2009 and for the years then ended have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying unaudited interim financial statements of the Company as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 have been prepared in accordance with U.S. GAAP for interim financial information. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the unaudited interim financial statements have been made. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be reported for any other interim period or the full year.

Revenue Recognition

The Company generates substantially all of its revenue from contracts with various agencies of the U.S. Government either as a contractor or subcontractor. Revenue under such contracts is recognized as the related services are performed based on the performance requirements of the relevant contract. Under such agreements, the Company is required to perform specific research and development activities and is compensated either based on the costs or costs plus a mark-up associated with each specific contract over the term of the agreement or when certain milestones are achieved, or when products are delivered and accepted, and recoverability is reasonably assured.

One contract with DHS comprised 18% and 92% of the Company’s revenue for the years ended December 31, 2010 and 2009, respectively. One contract under which the Company was a subcontractor for a third-party’s contract with DHS comprised 80% and 5% of the Company’s revenue for the years ended December 31, 2010 and 2009, respectively, and 100% of revenue for the three months ended March 31, 2011.

The Company’s contracts with the U.S. Government are subject to audit by the contracting government agency, generally until the contract is closed out. As of December 31, 2010, the Company had one active contract, which remained subject to audit at such time. This contract was substantially completed by March 31, 2011, and at March 31, 2011 the Company had no active contracts.

Accounts Receivable

Accounts receivable represents amounts billed and due under contracts with the U.S. Government or third-party contractors. Where applicable, accounts receivable are stated net of allowances for doubtful accounts determined based upon specific identification of uncollectible amounts. Management has determined that no allowances for doubtful accounts are necessary for the periods presented.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The Company estimates the fair value of the stock-based payment awards on the date of the grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods, generally four years, in the statement of operations.

The Black-Scholes model, which the Company used to determine compensation expense, requires the Company to make several key judgments including:

•

the fair value of the Company’s common stock;

•

the expected life of issued stock options;

•

the expected volatility of the Company’s stock price;

•

the expected dividend yield to be realized over the life of the stock option; and

•

the risk-free interest rate over the expected life of the stock options.

MICROFLUIDIC SYSTEMS

Notes to Financial Statements (Continued)

(Information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited)

Financial Condition

As of March 31, 2011 and December 31, 2010, the Company had a working capital deficit of approximately $1,185,000 and $979,000, respectively, and an accumulated deficit of approximately $2,432,000 and $2,205,000, respectively. The Company has also incurred significant operating losses related to the Company’s funding of projects in the absence of a fully funded contract. The Company does not have any current active contracts, and expects to incur operating losses through December 31, 2011.

As further discussed in Note 8, on May 23, 2011 the Company was acquired by and became a wholly-owned subsidiary of PositiveID Corporation (“PSID”). In connection with the acquisition, PSID paid $250,000 to fund certain accounts payable of MFS and issued shares of PSID common stock valued at $500,000 to two of the sellers in exchange for the cancellation of loans made to MFS of an equal amount.

In July 2011, PSID entered into a financing arrangement that management believes will provide sufficient liquidity to support the Company. PSID could also reduce discretionary spending if necessary to allow continued financial support to the Company. As a result of the acquisition and financial support to be provided by PSID, management believes it will have sufficient funds available to meet its working capital requirements for at least the next twelve months.

 2.  Equipment

Equipment is stated at cost. Equipment, net of accumulated depreciation at December 31, 2010 and 2009, consisted of the following (in thousands):

	December 31,
	2010	2009

Furniture and equipment	$170	$159
Data processing equipment	121	121
Leasehold improvements	91	91
	382	371
Less accumulated depreciation	(305)	(254)
Total Equipment, net	$77	$117

Depreciation of equipment is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Depreciation expense is included in operating expenses and amounted to $51,000 and $68,000 for the years ended December 31, 2010 and 2009, respectively.

3.  Accrued Expenses

Accrued expenses at December 31, 2010 and 2009 consisted of the following (in thousands):

	December 31,
	2010	2009

Accrued payroll and payroll taxes	$3	$147
Accrued vacation	98	167
Other	18	6
Total	$119	$320

4. Advances from Related Parties

In November and December 2010, the Company’s Chief Executive Officer, M. Allen Northrup, and its Vice President of Engineering, Farzad Pourahmadi, provided advances to fund working capital needs in an aggregate amount of $120,000. The advances had no repayment terms and no stated interest rate. During the three months ended March 31, 2011, additional advances in an aggregate amount of $380,000 were made.

MICROFLUIDIC SYSTEMS

Notes to Financial Statements (Continued)

(Information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited)

On April 8, 2011, the Company entered into formal financing agreements with the two executives, in the aggregate amount of $500,000 (inclusive of the $120,000 of advances above), evidenced by promissory notes. As part of the agreements, the principal amount of $500,000 with accrued simple interest at a rate of 9% per annum, was to be paid in full on December 31, 2011. As further discussed in Notes 1 and 8, the notes were repaid in connection with the acquisition of the Company by PSID.

5. Stockholders’ Equity

Common Stock

The Company is authorized to issue 10,000,000 shares of common stock, no par value.

Warrants

In 2002, in connection with an investment in common stock of the Company, warrants were granted to Archangel Bioventures, LLC for 125,000 shares of common stock with an exercise price of $0.60 per share.  At the time of the grant, the warrants were fully vested and exercisable. The warrants were not exercised and were to expire on December 20, 2012. In connection with the acquisition of the Company by PSID as discussed in Note 8, the warrants were cancelled.

Stock Option Plans

On September 30, 2007, the Company’s Board of Directors approved the MicroFluidic 2007 Equity Incentive Plan (the “2007 Plan”).  Under the 2007 Plan, the number of shares for which options may be granted is approximately 1.4 million. Approximately 0.5 million options have been granted to directors, officers and employees under the 2007 Plan, net of forfeitures, and 0.4 million of the options granted were outstanding as of December 31, 2010.

Awards of options to employees under the 2007 Plan vest over a four-year period, with pro-rata vesting upon the first anniversary of the grant and monthly thereafter. Awards of options have a maximum term of ten years, and the Company generally issues new shares upon exercise.

A summary of option activity under the 2007 Plan as of and for the year ended December 31, 2010 is as follows (in thousands, except per share amounts):

	Number Of Options	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term (years)

Outstanding on January 1, 2010	594	$1.33
Granted	282	$1.05
Exercised	(3)	$0.86
Forfeited	(435)	$1.29
Outstanding on December 31, 2010	438	$0.86	(1)	7.6
Exercisable on December 31, 2010	229	$0.86	(1)	6.6

Shares available on December 31, 2010 for options that may be granted	1,049

(1)   Weighted-average exercise price reflects the reduction in exercise price of certain options as further discussed below.

The weighted average grant date fair value of options granted during the years ended December 31, 2010 and 2009 was $0.60 and $0.76 per share, respectively. As of December 31, 2010, there was approximately $100,000 of unrecognized compensation expense related to nonvested stock options, which is expected to be recognized over a remaining weighted-average period of two years. The intrinsic value of stock options outstanding, including exercisable options, at December 31, 2010 was $0.

In July 2010, the Company modified the terms of certain outstanding employee stock options to reduce the exercise price from $1.33 per share to $0.86 per share. Incremental compensation cost related to the modification totaled approximately $70,000 and is being recognized to expense over the remaining vesting period of the related options.

MICROFLUIDIC SYSTEMS

Notes to Financial Statements (Continued)

(Information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited)

The fair values of options granted were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions for the years ended December 31, 2010 and 2009:

Expected dividend yield	—
Expected stock price volatility	60%
Risk-free interest rate	2.6%
Expected life (in years)	6.0

Expected stock price volatility was estimated based on the volatility of the common stock of other companies in the same industry as the Company. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. Due to the Company’s lack of historical exercise activity, the expected life of stock options granted was estimated using the midpoint of the vesting period and the contractual term.

There are inherent uncertainties in making estimates about forecasts of future operating results and identifying comparable companies and transactions that may be indicative of the fair value of the Company’s securities. The Company believes that the estimates of the fair value of its common stock at each option grant date were reasonable under the circumstances.

In connection with the acquisition of the Company by PSID as discussed in Note 8, all stock options outstanding at the date of the Acquisition were cancelled.

6. Income Taxes

The Company accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carry-forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2010 and 2009 consist of the following (in thousands):

	December 31,
	2010	2009
Deferred tax assets (liabilities):
Accrued expenses and reserves	$89	$67
Equipment depreciation	4	2
Net operating loss carryforwards	678	151

Gross deferred tax assets	771	220
Valuation allowance	(771)	(220)

Net deferred taxes	$—	$—

Due to the Company’s lack of earnings history, deferred tax assets have been offset by a full valuation allowance. The change in the valuation allowance for deferred tax assets was an increase of approximately $551,000 and $170,000 for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, the Company had net operating loss carryforwards available of approximately $1,700,000, which expire through 2030. Based upon the change of ownership rules under IRC Section 382, the Company expects a change of ownership in conjunction with the acquisition of the Company by PSID in May 2011.  As a result, future utilization of the net operating loss carryforwards may be significantly limited as to the amount of use in any particular year, and consequently may be subject to expiration.

MICROFLUIDIC SYSTEMS

Notes to Financial Statements (Continued)

(Information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited)

The difference between the effective rate reflected in the provision for income taxes on loss before taxes from continuing operations and the amounts determined by applying the applicable statutory U.S. tax rate for the years ended December 31, 2010 and 2009 are analyzed below:

	2010	2009
Statutory tax benefit	(34.0)%	(34.0)%
State income taxes, net of federal effects	(6.0)	(6.0)
Permanent difference from stock options	2.5	9.2
Other permanent differences	2.3	3.1
Change in deferred tax asset valuation allowance	35.2	27.7

	—%	—%

The Company files tax returns in the U.S. federal jurisdiction and in the various states in which it does business. In general, the Company is no longer subject to U.S. federal or state income tax examinations for years before December 31, 2007.

The Company recognizes any interest accrued related to unrecognized tax benefits or exposures in interest expense and penalties in operating expenses. During the years ended December 31, 2010 and 2009, there was no such interest or penalties.

7. Commitments

The Company leases its office space under a noncancelable operating lease scheduled to expire in January 2012. The lease contains rent concessions and payment escalations, and rent expense is recognized on a straight-line basis over the term of the lease. Remaining lease payments under the lease total approximately $165,000 as of December 31, 2010.

Rent expense under all operating leases totaled approximately $197,000 and $264,000 for the years ended December 31, 2010 and 2009.

8. Subsequent Events

On May 9, 2011, the Company and its stockholders entered into a Stock Purchase Agreement (the “Purchase Agreement”) with PSID, pursuant to which all of the outstanding capital stock of MFS was acquired by PSID (the “Acquisition”). The Acquisition closed on May 23, 2011.

As consideration for the Acquisition, PSID paid (i) $250,000 to fund certain accounts payable of MFS, (ii) issued 1,250,000 shares of PSID common stock valued at $500,000 to two of the sellers in exchange for the cancellation of loans made to MFS, and (iii) issued 1,125,000 shares of PSID common stock valued at $450,000 to the sellers.

In connection with the Acquisition, PSID is also required to make certain earn-out payments, up to a maximum of $7,000,000 in shares of PSID common stock, upon certain conditions over the next three years (the “Earn-Out Payment”), including MFS meeting revenue and earnings targets. However, PSID is prohibited from making any Earn-Out Payment until stockholder approval is obtained if the aggregate number of shares to be issued, under the Nasdaq Marketplace  rules, exceed 19.99% of PSID’s common stock outstanding immediately prior to the closing. In the event PSID is unable to obtain any required stockholder approval, it will be obligated to pay the applicable Earn-Out Payment in cash to the sellers.

The Company has evaluated subsequent events through August 5, 2011, the date the financial statements were available to be issued.